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                              ANNUITY ENDORSEMENT

This endorsement is made part of the annuity contract to which it is attached.

1. The WAIVER OF WITHDRAWAL CHARGES provision in the WITHDRAWAL PROVISIONS section of the annuity contract is hereby deleted and replaced with the following.

     Waiver of Withdrawal Charges
     Withdrawal charges are waived for all of the following.

     1.   In each contract year, the greater of:

          a. Withdrawals during the year totaling up to 10% of your prior contract anniversary contract value, or

          b. Contract earnings. ("Contract earnings" is defined as the contract value less purchase payments not previously withdrawn.)

     2. Withdrawals made if both you and the annuitant were under age 76 on the contract date, and you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home, and have been for the prior 60 days.

          To qualify, the nursing home must:

          a. be licensed by an appropriate licensing agency to provide nursing services; and
          b.   provide 24-hour-a-day nursing services; and
          c.   have a doctor available for emergency situations; and
          d.   have a nurse on duty or call at all times; and
          e.   maintain clinical records; and
          f.   have appropriate methods for administering drugs.

     3. Withdrawal charges are waived if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.

     4. IRA required minimum distributions, for those amounts required to be distributed from this contract only.

     5.   Annuity payment plan payments.

     6.   Payments made in the event of the death of the owner or annuitant.

2. Item #1 in the WITHDRAWAL ORDER provision in the WITHDRAWAL PROVISIONS section of the annuity contract is hereby deleted and replaced with the following.

     1. First, withdrawals up to 10% of your prior contract anniversary contract value not previously withdrawn during this contract year. (No withdrawal charge.)

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3.   The second paragraph in the DEATH BENEFITS BEFORE ANNUITIZATION provision in the PAYMENTS TO BENEFICIARY section is hereby deleted and replaced with the following.

     The death benefit shall be either Option A or Option B (described below) as you elected in your application and as is shown under Contract Data. Option A shall apply if you or the annuitant are age 80 or older as of the contract date. The death benefit option cannot be changed.

The Rider is effective as of the contract date of this contract unless a different date is shown here.


AMERICAN ENTERPRISE LIFE INSURANCE COMPANY


/s/ William A. Stoltzmann

Secretary


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